Exhibit (a)(5)

PLAN OF CONVERSION

This is a Plan of Conversion (the “Plan”) of Eagle Point Income Company Inc., a Delaware corporation (the “Corporation”).

I. BACKGROUND

A.         The Corporation desires, pursuant to Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 3820 of the Delaware Statutory Trust Act (the “DSTA”), to convert (the “Conversion”) from a corporation to a statutory trust organized under the laws of the State of Delaware to be known as “Eagle Point Income Company” (the “DST”).

B.         The Corporation wishes to set forth the terms and conditions of the Conversion in this Plan.

II. TERMS

A.         Conversion. Subject to the terms and conditions hereof, the Corporation shall be converted from the corporate to a statutory trust structure from and after the Effective Time, as defined below. To effectuate the Conversion, the Corporation shall file a Certificate of Conversion pursuant to Section 266 of the DGCL and Section 3820 of the DSTA, substantially in the form of Exhibit A hereto (the “Certificate of Conversion”), with the Delaware Secretary of State. The DST shall file a Certificate of Trust pursuant to Section 3810 of the DSTA, substantially in the form of Exhibit B hereto, with the Delaware Secretary of State. The Conversion shall become effective as of the date and time set forth in the Certificate of Conversion and Certificate of Trust filed with the Delaware Secretary of State (the “Effective Time”).

B.         Continuation. In accordance with the terms of Section 266 of the DGCL and Section 3820(f) of the DSTA, from and after the Effective Time, the Conversion shall be deemed to constitute a continuation of the existence of the Corporation in the form of a DST governed for all purposes by the laws of the State of Delaware.

C.         Approval of Conversion. The Conversion and this Plan have been authorized and approved by the Board of Directors of the Corporation at a meeting of the Board of Directors of the Corporation and by the stockholders of the Corporation at a special meeting of stockholders, in accordance with the laws of the State of Delaware.

D.         Certificate of Trust. At the Effective Time, the Certificate of Trust, in substantially the form attached to this Plan as Exhibit B, shall be the Certificate of Trust of the DST, until thereafter amended as provided therein and by applicable law.

E.         Declaration of Trust. At the Effective Time, the Declaration of Trust, in substantially the form attached to this Plan as Exhibit C (the “Declaration of Trust”), shall be the Declaration of Trust of the DST, unless and until the same shall be amended or repealed in accordance with the provisions thereof and by applicable law.

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F.         Board of Trustees; Officers of the DST. The Board of Trustees of the DST immediately after the Effective Time shall be the same as the Board of Directors of the Corporation. The officers of the DST immediately after the Effective Time shall be the same as the officers of the Corporation.

G.         Conversion of Stock. At the Effective Time, by virtue of the Conversion and without any action on the part of any holder thereof, each then issued and outstanding (a) share of common stock of the Corporation shall be surrendered and converted into a proportionate common share of beneficial interest of the DST; and (b) share of preferred stock of the Corporation shall be surrendered and converted into a proportionate and corresponding preferred share of beneficial interest of the DST. Any shares of the capital stock of the Corporation held in the treasury of the Corporation shall be canceled and extinguished without any conversion thereof.

H.         Assets, Rights and Liabilities of the Corporation. At and after the Effective Time: (a) the DST shall succeed to and possess, by virtue of the Conversion and without further act or deed, all of the estate, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal, and mixed, of the Corporation; (b) all debts due to the Corporation of whatever account shall be vested in the DST; (c) all claims, demands, property, rights, (including, without limitation, contract rights), privileges, powers and franchises (including, without limitation, all licenses, registrations and approvals of any governmental authority or self-regulatory organization to the extent the same may be transferred in accordance with the terms of their issuance) and every other interest of the Corporation shall be as effectively the property of the DST as they were of the Corporation prior to the Effective Time; (d) the title to any real estate vested by deed or otherwise in the Corporation shall not revert or be in any way impaired by reason of the Conversion, but shall be vested in the DST; (e) all rights of creditors and all liens upon any property of the Corporation shall be preserved unimpaired, limited in lien to the property affected by such lien as of the Effective Time; (f) all debts, liabilities and obligations of the Corporation shall thenceforth attach to the DST and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; (g) any action or proceeding by or against the Corporation may be continued by or against the DST as if the Conversion had not occurred; and (h) the DST shall be deemed, pursuant to Section 3820(c) of the DSTA, to have commenced on the date the Corporation was formed.

I.           Filings. The officers of the Corporation shall execute and file, or cause to be executed and filed such additional documents, and shall take, or cause to be taken, such further actions, as they may deem necessary or advisable to effectuate the intent and purposes of the Plan, including, without limitation, any and all filings or recordings required by Delaware law or as may be required by the Internal Revenue Code of 1986, as amended.

J.          Termination. This Plan may be terminated and the Conversion abandoned by action of the Board of Directors of the Corporation at any time prior to the Effective Time.

IN WITNESS WHEREOF, this Plan has been executed as of the 20th day of August, 2026.

Eagle Point Income Company Inc.

/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

Exhibit A

[Certificate of Conversion]

Exhibit B

[Certificate of Trust]

Exhibit C

[Declaration of Trust]